                                                     Filed pursuant to Rule 433
                                              Registration Statement 333-137902
                                                             Dated June 5, 2009

Invesco PowerShares has recently expanded its marketing partnership with
Deutsche Bank to include the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world, including oil, gold, wheat, corn, soybeans, sugar, copper, zinc and aluminum.

The exchange traded notes provided by Deutsche Bank AG, London Branch and
PowerShares (the "ETNs") are unsecured debt securities issued by Deutsche Bank
AG, London Branch that are linked to a total return version of the Deutsche
Bank Liquid Commodity Index. Investors can buy and sell the ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.